Exhibit 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4528 t 404 815 6500 f 404 815 6555

May 19, 2020

Manhattan Associates, Inc.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, GA 30339

Re:Registration Statement on Form S-8 of Manhattan Associates, Inc.

Ladies and Gentlemen:

We have acted as counsel to Manhattan Associates, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to the registration by the Company of 4,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) issuable by the Company in accordance with the Manhattan Associates, Inc. 2020 Equity Incentive Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

The opinions expressed herein are limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares to be issued upon grant or exercise of awards, or to be purchased, under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in

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connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours truly,

KILPATRICK TOWNSEND & STOCKTON LLP

By:/s/ David M. Eaton

        David M. Eaton, a Partner